Exhibit 22

                                  SUBSIDIARIES


Set forth below is a list of all subsidiaries of Burlington Industries, Inc. (the "Corporation")* and, as to each person named, the percentage of voting securities owned, or other bases of control, by its immediate parent.




                                                    Percentage of Voting
                                State or            Power Represented by
                              Jurisdiction          Securities Owned by
                                   of               the Corporation on
       Name                   Incorporation         September 28, 1996
-----------------------       -------------         ---------------------

Burlington Fabrics Inc.          Delaware                    100%

B.I. Funding, Inc.               Delaware                    100%








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*       The names of 15 domestic  subsidiaries  (4 of which are  inactive) and 8 foreign subsidiaries (one of which is inactive) have been omitted because, considered in the aggregate, they would not constitute a significant subsidiary. All of the foregoing subsidiaries are included in the consolidated financial statements of the Corporation.